Exhibit 99.1

VERENIUM AWARDED U.S. DEPARTMENT OF ENERGY GRANT TO FUND JENNINGS, LOUISIANA DEMONSTRATION-SCALE PLANT

— Supports continued advancement of cellulosic ethanol technology —

CAMBRIDGE, Mass., July 14, 2008 — Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced that it has been awarded a grant from the U.S. Department of Energy (DOE) under a $40 million program to support the development of small-scale cellulosic ethanol biorefinery plants. The Company will now begin discussions with DOE to determine the amount of the award.

Demonstration-scale facilities are a critical development step to scaling and validating cellulosic technology as the industry advances toward the commercialization of next-generation ethanol. Verenium is one of two companies that were selected for this round of DOE grants and will utilize the funds to support ongoing activities at its 1.4 million gallon per year demonstration-scale facility in Jennings, LA. The grant was announced today by the Department of Energy.

“This award supports a very important phase of our growth as we seek to validate cost and performance goals in our demonstration plant that will allow us to move to commercial scale. We are very pleased with this award, and with our continued progress on corporate partnership discussions. Both of these initiatives will help to accelerate our overall biofuels business, and we look forward to providing further updates as these important programs advance,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “Government support such as this is a great help in advancing the development of commercially viable biofuels, and supports the rapidly emerging cellulosic ethanol industry in addressing America’s urgent need for alternative fuels.”

About Cellulosic Ethanol

Cellulosic ethanol is a renewable fuel source produced from natural, plant waste products such as rice straw, sugarcane waste (bagasse), switchgrass and wood chips. Cellulose, a long-chain polysaccharide found in nearly all plant life, is the most abundant molecule on earth. The Environmental Protection Agency says cellulosic ethanol’s high-oxygen content reduces carbon monoxide better than other oxygenates.

Next-generation cellulosic ethanol uses advanced enzyme science to reduce the cost of ethanol production and enable the use of a wide variety of biomass. Unlike traditional ethanol manufactured using natural gas or coal, cellulosic ethanol from biomass can be broken down into fermentable sugars using acid or enzymatic hydrolysis. The biomass is heated at high pressure to form synthesis gas that is then turned into ethanol. Industrial enzymes also can be used to break the cellulose down into sugars that are then fermented into ethanol using microbes. Cellulosic ethanol can achieve the high yields vital to commercial success, has high octane and other desirable fuel properties, and is environmentally friendly.

The Energy Independence and Security Act of 2007 mandates that advanced biofuel production consist of 21 billion gallons by 2022, of which 16 billion gallons come from cellulosic ethanol. Further, it calls for a modified standard, starting at 9 billion gallons of renewable fuel in 2008 and rising to 36 billion gallons by 2022.

About Verenium

Verenium Corporation is a leader in the development and commercialization of next-generation cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the alternative fuels, specialty industrial processes, and animal nutrition and health markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of cellulosic feedstocks, including dedicated energy crops, sugarcane bagasse, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company relating to products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the Company’s operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant [and future commercial plants], risks associated with Verenium’s ability to obtain additional capital to support its planned operations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Kelly Lindenboom

Vice President, Corporate Communications

617-674-5335

kelly.lindenboom@verenium.com